Exhibit 10.1

November 16, 2017

Mr. Richard Russell

Re: Offer of Employment

Dear Rick:

As a follow-up to LM Funding’s verbal offer of employment through Ferreri Search, I wanted to take a moment to outline what we discussed and to provide you with a list of benefits you will receive upon your official start date of November 29, 2017.

1. Position/Title: CFO

2. Compensation: $180,000 Annually

3. 25,000 options at the strike price of $12.50

4. LMF will provide family coverage for you and immediate family members with a PPO health plan with Aetna.

5. We offer three (3) weeks of paid leave per year.

6. You will report directly to me and Bruce.

After 60 days of employment we will have a formal discussion about specific Management Objectives that you will be tasked with accomplishing in 2018 that will be aligned with specific target bonuses.  As discussed, bonuses at LM Funding are discretionary and determined by the independent compensation committee.

If you are in agreement with the information outlined above, please sign below. An executed copy of this letter should be sent to me by e-mail at CL@LMFunding.com

We are very excited to have you on board.

Sincerely,

Carollinn Gould